Exhibit 2.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into this 30th day of September, 2013, by and among Cubic Asset, LLC, a Delaware limited liability company (“Buyer”), Cubic Energy, Inc., a Texas corporation (“Cubic”), and Tauren Exploration, Inc., a Texas corporation (“Seller”)(Buyer, Cubic and Seller, each a “Party” and collectively, the “Parties”), upon and subject to the following terms and conditions:

RECITALS

A.                                    Seller owns and desires to sell all of its interests in certain oil and gas properties, all as more particularly described below.

B.                                    Buyer is an entity which is controlled by Cubic, and desires to purchase all of Seller’s interest in the Properties (as defined below) pursuant to the terms of this Agreement.

C.                                    As partial consideration for the Properties, Cubic, for the benefit of Buyer, desires to issue the Preferred Stock (as defined below) to Seller.

D.                                    To accomplish the foregoing, the Parties desire to enter into this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Cubic and Seller agree as follows:

1.                                      Purchase and Sale.  Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing (as hereinafter defined), all of Seller’s right, title and interest in and to the following:

(a)                                 Leases. The oil, gas and mineral leases and the leasehold estates created thereby described in the attached Exhibit A (collectively, the “Leases”), and all of the lands covered by said Leases (“Lands”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands; and all interests in any wells within the pool or unit associated with the Lands together with all other oil, gas or mineral rights and interests of any kind whatsoever owned or claimed by Seller in the Lands or any lands pooled or unitized therewith or any portion thereof, whether or not described on Exhibit A hereto.

(b)                                 Wells. All oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or lands pooled or unitized therewith, along with the proration, spacing or drilling units associated therewith (“Wells”) and all pipelines, personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases and Lands or elsewhere insofar as they are used or obtained in connection with the operation of the Leases or relate to the production, treatment, sale, or disposal of Hydrocarbons or water produced from the Leases or Lands or attributable thereto (the “Facilities”).

(c)                                  Contracts. Farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and to the extent transferable by Seller without material restrictions under third party agreements, all other contracts, contractual rights, interests and other agreements covering or affecting any or all of the interests described or referred to above (“Contracts”).

(d)                                 Easements. All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above described interests (the “Easements”).

(e)                                  Hydrocarbons. All oil, condensate, natural gas, natural gas liquids, and other minerals produced after the Effective Date attributable to Seller’s interest in the Properties (the “Hydrocarbons”).

(f)                                   Permits. All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Facilities (the “Permits”).

(g)                                  Records. To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements, all of Seller’s right, title and interest in and to all books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including, raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data in the actual possession or control of Seller and relating to the operation of the Leases, Lands and Facilities, including without limitation, all title records, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and contract files (the “Records”).

(h)                                 The Properties. All of the above real and personal properties, rights, titles, and interests described in Sections (a) through (g) above, subject to the limitations and terms expressly set forth herein and in the Exhibit A attached hereto, and excluding the Excluded Interests described below, are hereinafter collectively called the “Properties” or, individually, the “Property”.

(i)                                     Excluded Interests. Seller hereby excepts and excludes from the Property, and reserves unto itself, the overriding royalty interest in and to the Leases owned by Seller and created under the terms of that certain Assignment of Overriding Royalty Interest effective October 1, 2009 from Cubic Energy, Inc. to Mortgagor recorded at File No. 673652 of the records of DeSoto Parish, Louisiana and at File No. 2263515 of the records of Caddo Parish, Louisiana (the “Excluded Interests”).

2.                                      Purchase  Price.  The total purchase price for all of Seller’s interest in the Properties shall be (i) a cash amount equal to FOUR MILLION DOLLARS AND NO/100 ($4,000,000.00) (the “Cash Purchase Price”) and (ii) 2000 shares of Preferred Stock issued pursuant to the terms of a Subscription Agreement and Preferred Stock Purchase Agreement, the form of which is attached hereto as Exhibit C (the “Subscription Agreement”) (collectively, the

“Purchase Price”), subject to the adjustments as provided for in Section 8 hereof.  For the purposes of this Agreement “Preferred Stock” shall mean 9.5% Series B convertible preferred stock of Cubic, convertible into common stock of Cubic at stock price of $0.50 per share and which is more fully described in the Subscription Agreement

3.                                      Effective Date and Closing.  The conveyance of the Properties by Seller to Buyer shall occur on October 2, 2013 (the “Closing” or “Closing Time”) unless extended by the written agreement of the parties, to be effective simultaneously with the Closing Time (the “Effective Date”).

4.                                      Representations and Warranties of Seller.  Seller represents and warrants to Buyer as of the date hereof and will represent and warrant to Buyer at the Closing as follows:

(a)                                 Authority.  Seller is duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to enter into, deliver and perform this Agreement and to carry out the transactions contemplated by this Agreement.

(b)                                 Valid Agreement.  This Agreement constitutes the legal, valid and binding agreement of Seller, and at Closing, all instruments required hereunder to be executed and delivered by Seller shall constitute legal, valid and binding obligations of Seller, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

(c)                                  Brokers.  Seller has incurred no obligation or liability, contingent or otherwise, for brokers or finders fees with respect to this transaction for which Buyer shall have any obligation or liability.

(d)                                 Obligation to Close.  Seller shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to insure that as of the Closing Time, it will not be under any material corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transaction.

5.                                      Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the date hereof and will represent and warrant to Seller at the Closing as follows:

(a)                                 Authority.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into, deliver and perform this Agreement and to carry out the transactions contemplated by this Agreement.

(b)                                 Valid Agreement.  This Agreement constitutes the legal, valid and binding agreement of Buyer, and at Closing, all instruments required hereunder to be executed and delivered by Buyer shall constitute legal, valid and binding obligations of Buyer, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

(c)                                  Brokers.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokers or finders fees with respect to this transaction for which Seller shall have any obligation or liability.

(d)                                 Obligation to Close.  Buyer shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to insure that as of the Closing Time, it will not be under any material corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transaction.

6.                                      Conditions to Closing.

(a)                                             Seller’s Conditions to Closing.  The obligations of Seller under this Agreement are subject to each of the following conditions being met:

(i)                                     Representations True and Correct.  Each and every representation and warranty of Buyer under this Agreement shall be true and accurate in all material respects (except that those representations and warranties of Buyer that are qualified by materiality shall be true and correct in all respects) as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects, except as to changes specifically contemplated by this Agreement or consented to by Seller.

(ii)                                  Legal Process.  No order, decree, ruling or other legal process has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that seeks to enjoin or prohibit this transaction and that remains in effect at the time of Closing.

(b)                                             Buyer’s Conditions to Closing.  The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(i)                                     Representations True and Correct.  Each and every representation and warranty of Seller under this Agreement shall be true and accurate in all material respects (except that those representations and warranties of Seller that are qualified by materiality shall be true and correct in all respects) as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects, except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(ii)                                  Legal Process.  No order, decree, ruling or other legal process has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that seeks to enjoin or prohibit this transaction and that remains in effect at the time of Closing.

(iii)                               Release of Liens.  At Closing, no liens, mortgages, security interests or any other encumbrance shall exist on any of the Properties.

(c)                                              Negative Covenants.  Until Closing, Seller shall not do any of the following with regard to the Properties without Buyer’s consent:

(i)                                     Release all or any portion of the Leases.

(ii)                                  Create any lien, security interest or other encumbrance on the Properties.

(iii)                               Dispose of any Property or any part thereof.

7.                                      Closing.

(a)                                             Time and Place.  The Closing shall be held at the offices of Buyer’s counsel, Dentons US, LLP, whose address is 2000 McKinney Ave, Suite 1900, Dallas, Texas 75201 or at such other time and place as the Parties shall mutually agree.

(b)                                             Seller’s Deliveries.  At the Closing, Seller shall deliver the following:

(i)                                     a duly signed and acknowledged Assignment, Bill of Sale and Conveyance (the “Assignment”) in the form attached hereto as Exhibit B.

(ii)                                  a release of any liens encumbering the Properties, or any portion thereof, in a form reasonably acceptable to the Buyer.

(iii)                               a Subscription Agreement in the form attached hereto as Exhibit C.

(c)                                              Buyer’s Deliveries.  At the Closing, Buyer and Cubic shall deliver the following:

(i)                                     an Assignment, duly signed and acknowledged by Buyer.

(ii)                                  an amount equal to the Cash Purchase Price in immediately available funds pursuant to the wiring instructions provided by the Seller.

(iii)                               a Subscription Agreement in the form attached hereto as Exhibit C, duly signed by Cubic.

8.                                      Revenues Received Following Closing.  Buyer agrees that Seller shall be entitled to retain and receive all revenue from the sale of Hydrocarbons from the Properties which are attributable to periods of time prior to the Effective Date.  Any such revenues received by Buyer shall be promptly paid over to Seller, and, in any event, not less than five (5) business days of receipt of same.

9.                                      Miscellaneous.

(a)                                 Further Assurances.  The Parties agree to execute any documents, whether before or after the Closing, to aid the other Party in fulfilling the purpose of this Agreement.

(b)                                 Entire Agreement.  This Agreement, together with the Exhibits attached hereto and the Assignment and other documents to be delivered pursuant to the terms hereof, shall constitute the complete agreement between the Parties hereto and shall supersede all prior agreements, whether written or oral, and any representations or conversations with respect to the purchase and sale of the Properties.

(c)                                  Notices.  All communications required or permitted under this Agreement shall be in writing and may be sent by facsimile.  Such communication shall be deemed made when actually received, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three days after such mailing.  Faxes will be deemed to be received at the time and day reflected in the fax confirmation sheet.  Either Party may, by written notice to the other, change the address for mailing such notices.

Notices to Buyer:	Cubic Asset, LLC
9870 Plano Road
Dallas, Texas 75232
Attn: Jon Ross
Telephone: 972-681-8047
Facsimile: 972-681-9687

Notices to Cubic:	Cubic Energy, Inc.
9870 Plano Road
Dallas, Texas 75232
Attn: Jon Ross
Telephone: 972-681-8047
Facsimile: 972-681-9687

Notices to Seller:	Tauren Exploration, Inc.
9870 Plano Road
Dallas, Texas 75232
Attn: Calvin A. Wallen, III
Telephone: 972-681-8047
Facsimile: 972-681-9687

With a copy to:	Barry F. Cannaday
Dentons US, LLP
2000 McKinney Ave., Suite 1900
Dallas, Texas 75201
Telephone: 214-259-1855
Facsimile: 214-259-0910

(d)                                 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns.  No assignment of this Agreement by either Party shall be made without the prior, written consent of the other Party, provided, however, that Buyer may, without consent, assign its rights under this Agreement to any of the Buyer’s current and future financing sources and any agents for such financing sources.

(e)                                  Law Applicable; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its choice of law principles.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTIONS OR

PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 9(c); AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(f)                                   Headings.  The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

(g)                                  Timing.  Time is of the essence in this Agreement.

(h)                                 Expenses.  All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

(i)                                     Amendment and Waiver.  This Agreement may be altered, amended or waived only by a written agreement executed by Seller and Buyer.  No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

(j)                                    Parties in Interest.  This Agreement is binding upon and shall inure to the benefit of the Parties and, except where prohibited, their successors, representatives or assigns.

(k)                                 Third-Party Beneficiaries.  Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

(l)                                     Severance.  If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

(m)                             No Special Damages.  Notwithstanding anything herein to the contrary, neither party shall have any obligations with respect to this Agreement, or otherwise in connection herewith, for any special, consequential or punitive damages.

(n)                                 Counterpart Execution.  This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument.  It shall not be necessary for Seller and Buyer to sign the same counterpart. This Agreement may be executed with signature pages exchanged via facsimile or electronic transmission, which shall be as effective as originals.

[Signatures on following page]

IN WITNESS WHEREOF the undersigned Parties have executed this Agreement as of the date hereinabove first written.

BUYER

CUBIC ASSET, LLC

By:	/s/ Calvin A. Wallen, III
Calvin A. Wallen, III
President

SELLER

TAUREN EXPLORATION, INC.

By:	/s/ Calvin A. Wallen, III
Calvin A. Wallen, III,
President

CUBIC

CUBIC ENERGY, INC.

By:	/s/ Jon S. Ross
Jon S. Ross
Secretary